EXHIBIT 5

December 17, 2003

The Premcor Refining Group Inc.

1700 East Putnam Avenue, Suite 500

Old Greenwich, Connecticut 06870

Ladies and Gentlemen:

We have acted as counsel to The Premcor Refining Group Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of $210 million aggregate principal amount of the Company’s 6¾% Senior Notes due 2011 and $175 million aggregate principal amount of the Company’s 7¾% Senior Subordinated Notes due 2012 (together, the “Exchange Securities”). The Exchange Securities will be issued under an Indenture dated as of February 11, 2003, as supplemented by a Supplemental Indenture, dated as of November 12, 2003 (as supplemented, the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee. The Exchange Securities will be offered by the Company in exchange for $210 million aggregate principal amount of the Company’s outstanding 6¾% Senior Notes due 2011 and $175 million aggregate principal amount of the Company’s outstanding 7¾% Senior Subordinated Notes due 2012.

As such counsel, we have examined copies of the Certificate of Incorporation and By-Laws of the Company, each as amended to the date hereof, the Indenture, the Registration Statement, the Prospectus relating to the Exchange Securities which forms a part of the Registration Statement, and originals or copies of such corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents, and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York, and we do not purport to express any opinion herein concerning any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

December 17, 2003

Based upon the foregoing, we are of the opinion that when the applicable provisions of the Act and such “Blue Sky” or other securities laws as may be applicable shall have been complied with, the Exchange Securities, when executed, authenticated, issued and delivered in accordance with the Indenture and as described in the Prospectus forming a part of the Registration Statement, will be legal, valid and binding obligations of the Company enforceable in accordance with their terms.

The foregoing opinion is subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and we express no opinion with respect to the availability of equitable remedies.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/  Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP